Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the Annual Report on Form 10-K for Lonestar Resources US Inc. (the “Form 10-K”) and to the inclusion of our report, dated February 20, 2018 with respect to the estimates of reserves and future net revenues as of December 31, 2017, in the Form 10-K and/or as an exhibit to the Form 10-K.

W.D. VON GONTEN & CO.

/s/ William D. Von Gonten, Jr.

William D. Von Gonten, Jr.

President

Houston, Texas

March 29, 2018